UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 25, 2014

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1780 55th St. Suite C Boulder, CO 80301 USA
(Address of principal executive offices)

(303) 993-5271
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 26, 2014 the Board of Directors of SURNA entered into a Merger Agreement with Safari Resource Group, Inc., a Nevada Corporation, with SURNA as the sole surviving corporation of said Merger.  It is the intention of the Board of Directors that: (i) the Merger shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and the parties intend this Agreement to qualify as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), and (ii) the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the SURNA Security Holders reside.

In merging with Safari Resource Group, Inc, SURNA has acquired a patented “Airstream” reflector and the right, title and interest to a product pipeline with fourteen intellectual properties currently in development.

At the Closing, the Safari Resource Group, Inc. Security Holders shall receive seventy-seven million two hundred twenty thousand (77,220,000) shares of SURNA Common Stock and seventy-seven million two hundred twenty thousand (77,220,000) shares of SURNA Preferred Stock (collectively the “Merger Shares”) and are to be issued to the Safari Resource Group Security Holders in the amounts listed below:

Share Distribution

Safar Resource Group		Surna Shares to be Issued
Shareholder Name	Shares Owned	Common	Preferred
Tom Bollich	32,467	33,428,023	33,428,023
Michael Bollich	1,709	1,759,586	1,759,586
Stephen Keen	17,089	17,594,834	17,594,834
Brandy Keen	17,089	17,594,835	17,594,835
Tae Darnell	3,750	3,861,000	3,861,000
	2,896	2,981,722	2,981,722
	75,000	77,220,000	77,220,000

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTIONS OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 26, 2014 Robert G. Clarke, Charlie Rodriquez and Robert Grinberg resigned their positions as Directors of SURNA, Inc. and the following individuals were elected by written consent of the majority of the shareholders to the Board of Directors of SURNA, Inc.:

Tom Bollich	Director
Tae Darnell	Director
Douglas McKinnon	Director

Tom Bollich - Director

Tom began his career as a Robotics Engineer, working with artificial intelligence. In 2007 he co-founded Zynga, the online gaming company. Zynga created games such as FarmVille, Draw Something and Words with Friends. While at Zynga Tom served as a Studio Head and CTO. After leaving Zynga in 2009 he created HugeMonster Inc., a Toronto based game company.  He currently sits on the Board of Directors as the Chairman. Tom is also on the Board of Directors for Fatty Crew, LLC, owners and operators of the multinational Fatty brand restaurants.

Tae Darnell - Director

As co-founder of the Cannabis Law Center, Tae Darnell was one of Colorado’s first full time Cannabis lawyers. His firm has represented over 500 dispensaries, cultivation premises and infused product manufacturing companies in addition to playing a pivotal role in Colorado’s rise from operating under a Constitutional Amendment to outright regulated legalization. Tae’s clients represent the definitive leaders in the Cannabis industry and include companies and individuals considered to be the future of the industry.

In addition to his experience as a Cannabis attorney, Tae has significant executive-level experience and comprehensive expertise in the sports and entertainment industry. Tae has worked or partnered in business with Grammy winners, Emmy winners, Indie winners, NFL and NBA athletes. He is a licensed NFL Agent with active clients in the NFL and also once headed one of the largest independent record labels in the country, releasing over 65 recording projects in a 6 year period, winning 14 Album of the Year awards and securing nomination for over 40. He has facilitated licensing for film and television to companies including: ABC, CBS, PBS, TNT, Time/Life, Hallmark Entertainment, and MTV, and created successful relationships for retailers such as Barnes & Noble, Borders, Tower Records, Virgin Megastores, Wal Mart, Whole Foods, Discovery Channel Stores and many more.

Doug McKinnon - Director

Mr. McKinnon's 30+ year professional career includes advisory and operation experience across a broad spectrum of industry sectors, including oil and gas, technology, and communications. He has served in C-level positions in both private and public sectors, including chairman and CEO of an American-Stock-Exchange traded company, Vice-President of a 12 billion dollar market cap NASDAQ-traded company for which the management team raised over 2.2 billion dollars, CFO of several publicly-held US, Canadian and Australian companies, and CEO/CFO of various other private enterprises. As an entrepreneur, Mr. McKinnon has been involved in organizations ranging from start-up companies using venture capital funding to publicly traded institutional backed companies.

Mr. McKinnon attended Texas Christian University for both his BBA and MBA. He worked for nine years as a CPA in the SEC and the oil and gas practice section of Coopers & Lybrand (now PricewaterhouseCoopers).

The members of the Board of Directors shall serve in his/her respective capacity until the next annual shareholder meeting until his/her successor shall have been elected and qualified.

On March 25, 2014, Tom Bollich was elected as Secretary of the corporation by unanimous written consent of the Board of Directors.

On March 27, 2014, Tom Bollich was elected as Chief Executive Officer and Chairman of the Board of the corporation by unanimous written consent of the Board of Directors.

At the Closing, Robert Grinberg, and Charlie Rodriguez resigned as Directors of the Issuer and Robert Clarke is to remain as Chief Financial Officer until such time as the Form 10-K for the year ended December 31, 2013 shall have been filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 28th of March, 2014.

SURNA INC.
BY:	/s/ Thomas Bollich
Thomas Bollich, Chief Executive Officer

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